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                                                                    Exhibit 10.1


                              NON-COMPETITION AGREEMENT

         Non-Competition Agreement, effective as of July 11, 1997, between Steel Of West Virginia, Inc. (the "Company") and Mr. Robert L. Bunting, Jr. ("Mr. Bunting"). In return and in consideration of Mr. Bunting's waiver of claims, and his covenants against competition, solicitation, disclosure and disparagement contained herein, and in return and in consideration of the Company's promises herein, the Company and Mr. Bunting hereby agree as follows:

         1. Termination. Mr. Bunting's resignation from all positions as an officer and as a director with the Company and it subsidiaries shall be effective on July 11, 1997.

         2. Lump Sum Payment. On the eighth day after Mr. Bunting's execution of this Agreement, the Company will make a lump sum payment to Mr. Bunting in the amount of $368,808 (being comprised of (i) 150% of Mr. Bunting's prior base salary, plus (ii) 5% of such amount, "grossed up" for tax purposes), without tax withholdings, payroll or other deductions or offsets of any kind. Mr. Bunting will be responsible for any and all taxes payable with regard to such lump sum payment.

         3. Bonus. Promptly after the Compensation and Benefits Committee of the Company determines executive bonuses for 1997, the Company will pay to Mr. Bunting a pro rata portion of the bonus awarded to him for 1997, calculated by multiplying the bonus awarded

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to him by a fraction, the numerator of which will be 192, and the denominator of which will be 365. Such bonus payment shall be subject to tax withholdings and other customary payroll deductions, but to no other deductions or offsets of any kind.

         4.   Health Insurance.   Mr. Bunting is hereby electing to take COBRA
healthcare coverage. On the eighth day after Mr. Bunting's execution of this Agreement, the Company will pay to Mr. Bunting $7,702, without any deductions or offsets of any kind, such $7,702 being the amount of the premium for such coverage ("grossed up" for tax purposes) from July 12, 1997 through January 31, 1998. Further, no later than ten days before the due date for the premium for such coverage for the period from February 1, 1998 through the date of Mr. Bunting's 65th birthday, the Company will pay to Mr. Bunting an amount equal to the premium for such coverage ("grossed up" for tax purposes) for such period, without any deductions or offsets of any kind. Mr. Bunting will pay the appropriate premium for his COBRA coverage to the Company's third party COBRA administrator in accordance with the requirements of such third party administrator. The Company's obligation to make such payments to Mr. Bunting will terminate before said date at such time, if any, as substantially comparable healthcare coverage is provided to Mr. Bunting from another source at no cost to Mr. Bunting.

         5. No Other Company Obligations. The Company will have no obligations to Mr. Bunting whatsoever other than as specifically set forth in this Agreement, and no promises have been made to Mr. Bunting other than as set forth in this Agreement.

         6. Release by Mr. Bunting. Mr. Bunting, for himself, his heirs, executors, administrators and assigns, hereby freely relinquishes and waives any claims and all possible claims of any kind whatsoever that Mr. Bunting ever had, now has or may have hereafter against

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the Company, its subsidiaries and affiliates, and its and their successors, assigns, employees, agents, officers, directors and stockholders (the "Releasees") which may have arisen or relate to any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter whatsoever, through the date of his signing of this Agreement, provided that Mr. Bunting does not waive any claims created by the Company's breach of this Agreement. The terms "claims and all possible claims" includes, but is not limited to, any claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, or any or all other laws with the same or similar intent or scope as those acts and laws set forth above, applicable in any jurisdiction to which the Releasees or Mr. Bunting are or become subject, including, but not limited to, the State of West Virginia. These laws prohibit, among other things, discrimination in employment on the basis of sex, race, color, religion, national origin, age, marital status or disability. This relinquishment and waiver also includes any claims for wrongful discharge, breach of contract, infliction of emotional distress, and all other claims arising from statute, local law, administrative regulation or common law. This relinquishment and waiver includes claims now known to Mr. Bunting, as well as any and all possible claims that are not now known to him.

         7. Release by the Company. The Company, for itself and its successors and assigns, hereby freely relinquishes and waives any claims and all possible claims of any kind whatsoever that the Company ever had, now has or may have hereafter against Mr. Bunting which may have arisen or relate to any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter whatsoever, through the date of its signing of this

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Agreement, provided that the Company does waive (a) any claim created by Mr.
Bunting's breach of this Agreement, or (b) any claim brought by any third party in the name or on behalf of the Company. This relinquishment and waiver includes all claims arising from statute, local law, administrative regulation or common law. This relinquishment and waiver includes claims now known to the Company, as well as any and all claims that are not now known to the Company.

         8.   Secrecy and Non-disclosure.

         (a) Mr. Bunting agrees to treat as secret and confidential all of the Trade Secrets (as hereinafter defined) of the Company, and Mr. Bunting agrees further not to disclose, use, publish or in any other manner reveal, directly or indirectly, at any time or after the term of this Agreement, any Trade Secret, except as required by law, in which case Mr. Bunting shall provide the Company with written notice of such requirement by law no less than five (5) days prior to any such disclosure, or, if Mr. Bunting is required to make such disclosure in a lesser period of time, Mr. Bunting shall provide the Company with as much advance notice as may then be practicable.

         (b) "Trade Secrets", as used in this Agreement, shall mean any and all information regarding the business of the Company and any subsidiary (as hereinafter defined) or affiliates (as hereinafter defined) of the Company, including, but not limited to, information regarding operations, systems, services, know-how, supplier lists, customer lists, customer accounts, financial information, gross margin analysis, costing data and marketing plans to the extent not generally available to the public.

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        (c)  "Affiliates", as used in this Section 8, shall mean any person, firm or entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. "Subsidiary" shall mean wholly as well as partly-owned subsidiaries.

         9. Proprietary Information and Disclosure to the Company. Mr. Bunting will deliver to the Company all the Company property in his possession or under his control, including, but not limited to, financial statements, mill and production data, marketing and sales data, copies of designs, patent applications, drawings and other documents.

         10.  Non-Competition.

         (a) Mr. Bunting agrees that during the period commencing with the date hereof and ending on the 18-month anniversary of the date hereof, Mr. Bunting shall not, directly or indirectly

              (i) become associated with, render services to, invest in, represent, advise or otherwise participate as an employee, officer, director, partner, joint venturer, shareholder, agent of or consultant for any business or enterprise which is directly or indirectly competitive with the business engaged in by the Company either during Mr. Bunting's employment with the Company or at the Termination Date, provided, however, that nothing herein shall prevent Mr. Bunting from investing in the securities of any company listed on a national securities exchange or quoted on the NASDAQ quotation system, provided his involvement with any such company is solely that of a stockholder owning less than five percent (5%) of such company;

              (ii) employ or solicit the employment or engagement by himself or others of any employees of the Company; provided, however, that this Section 10(a)(ii) shall apply only with respect to such employment or solicitation of employment in a business or

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venture which is directly or indirectly competitive with the business engaged in by the Company at the Termination Date;

              (iv) for himself, or as agent, employee or consultant of any person, firm or corporation, knowingly canvass or solicit business from any of the Company's customers; provided, however, that this Section shall apply only with respect to such canvassing or solicitation of business which business is directly or indirectly competitive with the business engaged in by the Company at the Termination Date.

         (b)  Definitions.

              (i) For purposes of this Section 10, businesses or enterprises "similar to" or "competitive with" the Company shall mean those engaged, in whole or substantially in part, in (A) the business of manufacturing and distributing special steel sections, and/or (B) any new business engaged in by the Company during the period beginning on the date hereof and ending on the 18-month anniversary of the date hereof, of which Mr. Bunting receives written notice (which may be given prior to the Company's engaging in such business) prior to Mr. Bunting's engaging in such business.

               (ii) For purposes of this Section 10, "the Company" shall mean the Company and any subsidiaries and affiliates thereof.

         (c) Reasonableness of Restrictions. Mr. Bunting acknowledges that the restrictions specified under this Section 10 are reasonable, in view of the nature of the business in which the Company is engaged and Mr. Bunting's special and unique skills, reputation and knowledge of the the Company's operations.
Mr. Bunting further acknowledges that his services, if used by a competitor, could cause significant harm to the Company.

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         (d)  Modification of Restrictions.  Notwithstanding anything contained in this Section 10 to the contrary, the parties hereto intend that the covenant contained in this Section 10 hereof shall be deemed a series of separate covenants for each state, county and city. If, in any judicial proceeding, a court shall refuse to enforce all the separate covenants deemed included in this
Section 10, because, taken together, they cover too extensive a geographic area, the parties hereto intend that those of such covenants (taken in order of the cities, counties and states therein which are least populous), which, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding, shall for the purposes of such proceedings, be deemed eliminated from the provisions of this Section 10.

         11. Consent to Equitable Relief and other Remedies. Mr. Bunting consents and agrees that if Mr. Bunting violates or threatens to violate any of the provisions contained in Section 8, 9, or 10 of this Agreement, the Company shall, in addition to such other remedies as it may have at law or in equity, be entitled to (a) an injunction to be issued by a court of competent jurisdiction restraining and prohibiting Mr. Bunting from committing or continuing any violation of such provision, and (b) offset any amounts payable to Mr. Bunting under the terms of this Agreement. If the scope of any restriction contained in this Agreement is too broad to permit enforcement to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law.

         12.  Non-Disparagement.

         (a) The Company will not in any way or in any forum disparage, demean or impugn the good name or reputation of Mr. Bunting.

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         (b)  Mr. Bunting will not in any way or in any forum disparage, demean or impugn the good name or reputation or business or trade name or reputation of the Company or any officer, director, stockholder, employee or agent of the Company.

         13. Opportunity to Review. Mr. Bunting acknowledges that his decision to enter into this Agreement, including his relinquishment and waiver of claims and all possible claims and his making the covenants contained herein, in return for the benefits set forth above, were made after careful thought, and after an opportunity to consult with an attorney of his choice, which the Company has advised him to do. Mr. Bunting acknowledges that he has been granted at least 21 days, which he agrees is adequate time, to thoroughly and carefully review and consider this Agreement, and that he fully understands and agrees to all of its terms.

         14. Revocation. Mr. Bunting may revoke this Agreement within seven days of his signing it. Revocation can be made by delivering written notice of revocation to Stephen A. Albert, Sierchio & Albert, P.C., 41 East 57th Street, New York, New York 10022. For this revocation to be effective, the written notice must be received by Mr. Albert's office no later than the close of business on the seventh day after Mr. Bunting signs this Agreement, or else Mr. Albert's office must be notified by telephone on that day that the written notice has been mailed on that day. If Mr. Bunting revokes this Agreement, this Agreement will be rescinded in its entirety, and Mr. Bunting will not receive any of the benefits set forth herein.

         15. Amendments. This Agreement may not be altered or terminated except by a writing signed by both Mr. Bunting and a duly authorized representative of the Company.

         16. Notices. All notices, claims, requests, demands and other communications hereunder must be in writing and will be deemed to have been duly given on

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the day of delivery if personally delivered or delivered by facsimile transmission (during normal business hours, and if not delivered during normal business hours such notice shall be deemed to have been given on the next succeeding business day) and on the business day immediately following the deposit thereof with a nationally recognized overnight courier for delivery to the other party, addressed:

              (a)  If to the Company:

              (i)  Steel of West Virginia, Inc.
                   17th Street and 2nd Avenue
                   Huntington, West Virginia 25726
                   Att: Timothy R. Duke
                        President
                   Fax: (304) 529-1479


              (b)  If to Mr. Bunting:

                   Robert L. Bunting
                   62 North Calibogue Cay
                   Hilton Head, SC 29928
                   Fax: (803) 363-6325

or to such other address as either party may designate to the other by notice given in accordance with this Section 16.

         17. Construction of Agreement. All parts of this Agreement shall be consulted in the context of the whole, according to their fair meaning, and shall not be construed strictly for or against either party.

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                                        NOTICE

THIS AGREEMENT CONTAINS A WAIVER OF ALL KNOWN OR UNKNOWN LEGAL CLAIMS, AND COVENANTS BY YOU AGAINST COMPETITION, SOLICITATION, DISCLOSURE AND DISPARAGEMENT. READ THIS ENTIRE AGREEMENT CAREFULLY BEFORE SIGNING. DO NOT SIGN THIS AGREEMENT UNLESS YOU AGREE WITH ALL OF ITS TERMS.

                                       Steel of West Virginia, Inc.


______________________                 By: _____________________
Robert L. Bunting, Jr.

Date:_________________                 Date: ___________________

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